News Release

Contact: Tito L. Lima
Treasurer
(814) 765-9621
FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION REPORTS FULL-YEAR 2022 EARNINGS PER SHARE OF $3.26
COMPARED TO $3.16 FOR FULL-YEAR 2021

Clearfield, Pennsylvania – January 19, 2023

CNB Financial Corporation (“CNB” or the “Corporation”) (NASDAQ: CCNE), the parent company of CNB Bank, today announced its earnings for the twelve and three months ended December 31, 2022.

Executive Summary

•Net income available to common shareholders ("earnings") was $58.9 million, or $3.26 per diluted share, for the twelve months ended December 31, 2022, compared to $53.4 million, or $3.16 per diluted share, for the twelve months ended December 31, 2021, reflecting increases of $5.5 million, or 10.3%, and $0.10 per diluted share, or 3.2%. The 2022 full-year earnings per share was partially impacted as a result of the dilutive effect of the Corporation's common stock offering completed in September of 2022, resulting in the issuance of 4,257,446 shares of common stock at $23.50 per share and net proceeds of $94.1 million after deducting the underwriting discount and customary offering expenses.

•Earnings for the three months ended December 31, 2022 were $14.8 million, or $0.70 per diluted share, compared to $13.6 million, or $0.80 per diluted share, for the three months ended December 31, 2021. The increase in earnings of $1.3 million, or 9.2%, for the three months ended December 31, 2022 compared to the same period in the prior year resulted primarily from growth in commercial loans and year-over-year increases in the balance of investment securities, stable credit quality, and an asset-sensitive balance sheet supporting increased net interest income in the current rising rate environment. The decrease in diluted earnings per share of $0.10, or 12.5%, for the three months ended December 31, 2022 compared to the same period in the prior year is due to the additional shares issued in the common equity capital raise in the third quarter 2022, as discussed above, which had a significant impact on the weighted average number of shares outstanding for the Corporation, in the fourth quarter of 2022.

•Processing fees on Paycheck Protection Program ("PPP") loans (“PPP-related fees”) totaled approximately $1.9 million for the twelve months ended December 31, 2022, compared to $8.7 million for the twelve months ended December 31, 2021. PPP-related fees totaled approximately $19 thousand for the three months ended December 31, 2022, compared to $1.9 million for the three months ended December 31, 2021. At December 31, 2022, remaining deferred PPP-related fees totaled approximately $3 thousand.

•At December 31, 2022, loans, excluding the impact of (i) syndicated loans, and (ii) PPP loans, net of PPP-related fees (such loans being referred to as the "PPP-related loans"), totaled $4.1 billion, representing an increase of $654.5 million, or 18.9%, from December 31, 2021. This favorable loan growth, which was experienced across the Corporation's footprint, continued to reflect the Corporation's ongoing expansion in the Cleveland and Southwest Virginia regions, as well as new opportunities from its new loan production office in Rochester, New York, combined with growth in the portfolio related to its Private Banking division.

◦For the twelve months ended December 31, 2022, the Corporation's balance sheet reflected an increase in syndicated lending balances of $30.9 million compared to December 31, 2021. The syndicated loan portfolio totaled $156.6 million, or 3.7% of total loans, excluding PPP-related loans, at December 31, 2022, compared to $125.8 million, or 3.5% of total loans, excluding PPP-related loans, at December 31, 2021.

•At December 31, 2022, total deposits were $4.6 billion, reflecting a decrease of $93.2 million, or 2.0%, from December 31, 2021. The decrease in deposit balances was primarily the result of increased utilization of liquidity by our customers as well as some reductions in excess balances from certain customers with a higher level of interest rate sensitivity. While deposit balances decreased, the total number of deposit households increased by 2.2% from December 31, 2021 to December 31, 2022.

•At December 31, 2022, short-term borrowings from the Federal Home Bank of Pittsburgh ("FHLB") totaled approximately $132.4 million, compared to no borrowings at December 31, 2021. The increase in short-term borrowings resulted primarily from the fourth quarter growth in loans outpacing the growth in deposit balances for the same period.

•Total nonperforming assets were approximately $23.5 million, or 0.43% of total assets, as of December 31, 2022, compared to $20.3 million, or 0.38% of total assets, as of December 31, 2021. For the three months ended December 31, 2022, net loan charge-offs were $821 thousand, or 0.08% (annualized) of average total loans and loans held for sale, compared to $456 thousand, or 0.05% (annualized) of average total loans and loans held for sale, during the three months ended December 31, 2021.

•Pre-provision net revenue ("PPNR"), a non-GAAP measure, was $86.8 million for the twelve months ended December 31, 2022, compared to $76.8 million for the twelve months ended December 31, 2021, reflecting an increase of $10.0 million, or 13.1%.1 PPNR was $22.8 million for the three months ended December 31, 2022, compared to $18.5 million for the three months ended December 31, 2021, reflecting an increase of $4.3 million, or 23.2%.1 The increase in PPNR for the twelve and three months ended December 31, 2022 was primarily driven by growth in loans and expansion of the Corporation's net interest margin.

1 This release contains references to certain financial measures that are not defined under U.S. Generally Accepted Accounting Principles ("GAAP"). Management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. A reconciliation of these non-GAAP financial measures is provided in the "Non-GAAP Reconciliations" section.

Michael D. Peduzzi, President and CEO, stated, "I am pleased to report that our results for 2022 represent record full-year earnings for the Corporation. Our performance reflects the dedicated, collective efforts of our commercial business development officers, retail office and client service personnel, wealth management and treasury services professionals, and corporate support teams. Our strategy of operating multiple relevant banking brands and divisions across four states efficiently under one bank charter greatly supported our double-digit percentage loan growth and increases in fee-based revenues. Importantly, we maintained our underwriting and pricing discipline reflected by sound asset quality measures and a strong net interest margin. With our business development professionals being strongly connected in the markets across our footprint, and the addition in 2023 of our new women’s banking division, Impressia Bank, we believe we remain well-positioned for continued qualitative growth."

Other Balance Sheet Highlights

•As of December 31, 2022, the total balance of investments classified as held-to-maturity was $404.8 million. There were no securities classified as held-to-maturity at December 31, 2021. During 2022, as a result of the Corporation’s asset/liability and capital management strategies, securities with a combined amortized cost of $220.8 million and a fair value of $213.7 million were transferred from available-for-sale to held-to-maturity. These held-to-maturity portfolio bonds continue to support liquidity through pledging and can be utilized as collateral against borrowings. In addition to these internal portfolio transfers, some of the investment purchases made by the Corporation during 2022 were also classified as held-to-maturity securities.

•Book value per common share was $22.39 at December 31, 2022, representing a decrease of 2.0% from $22.85 at December 31, 2021. Tangible book value per common share, a non-GAAP measure, was $20.30 as of December 31, 2022, reflecting an increase of 0.4% from a tangible book value per common share of $20.22 as of December 31, 2021.1 The changes in book value per common share and tangible book value per common share compared to the prior year were mostly due to a $52.1 million increase in accumulated other comprehensive loss primarily from the temporary unrealized valuation changes in the available-for-sale investment portfolio. The after-tax impact of these unrealized losses was substantially, but not completely, offset by a $46.3 million increase in retained earnings. Book value and tangible book value also benefited from the issuance price of the shares added from the previously discussed common equity capital raise completed in September of 2022. In addition, tangible book value per common share benefited from a lower core deposit intangible balance at December 31, 2022.

Performance Ratios

•Annualized return on average equity was 13.86% and 12.45% for the twelve and three months ended December 31, 2022, respectively, compared to 13.39% and 13.17% for the twelve and three months ended December 31, 2021, respectively.

•Annualized return on average tangible common equity, a non-GAAP measure, was 16.64% and 14.54% for the twelve and three months ended December 31, 2022, respectively, compared to 16.23% and 15.87% for the comparable periods in 2021, respectively.1

•While the previously discussed common equity capital raise completed in the third quarter of 2022 significantly enhanced the Corporation’s capital position, it also impacted the performance ratios for the twelve and three months ended December 31, 2022 and the related comparison to prior periods.

•The Corporation's efficiency ratio was 61.32% and 61.87% for the twelve and three months ended December 31, 2022, respectively, compared to 60.26% and 63.68% for the twelve and three months ended December 31, 2021, respectively. The efficiency ratio on a fully tax-equivalent basis, a non-GAAP ratio, was 60.87% and 61.40% for the twelve and three months ended December 31, 2022, respectively, compared to 59.76% and 63.19% for the twelve and three months ended December 31, 2021, respectively.1 The increase for the twelve months ended December 31, 2022 was primarily a result of expected increasing costs associated with the Corporation’s expanding franchise investments into the Cleveland and Southwest Virginia markets, coupled with its continued strategic investments in technologies focused on customer sales management and connectivity capabilities. In addition, the fourth quarter of 2021 included approximately $2.3 million in additional personnel costs primarily from higher incentive compensation accruals and certain retirement benefit expenses.

Revenue

•Net interest income combined with non-interest income ("total revenue") was $224.4 million for the twelve months ended December 31, 2022, representing an increase of $31.2 million, or 16.2%, from the twelve months ended December 31, 2021, primarily due to the following:

◦Net interest income of $189.7 million for the twelve months ended December 31, 2022 increased $29.9 million, or 18.7%, from the twelve months ended December 31, 2021, primarily as a result of loan growth throughout 2022 and the benefits of the impact of rising interest rates in 2022 resulting in greater income on variable-rate loans, coupled with net growth in the Corporation's investment portfolio. Included in net interest income were PPP-related fees, which totaled approximately $1.9 million for the twelve months ended December 31, 2022, compared to $8.7 million for the twelve months ended December 31, 2021.

◦Net interest margin was 3.83% and 3.35% for the twelve months ended December 31, 2022 and 2021, respectively. Net interest margin on a fully tax-equivalent basis, a non-GAAP measure, was 3.82% and 3.38% for the twelve months ended December 31, 2022 and 2021, respectively.1

▪The yield on earning assets of 4.30% for the twelve months ended December 31, 2022 increased 51 basis points from 3.79% for the twelve months ended December 31, 2021, primarily as a result of loan growth, the repricing of variable rate loans, and the Corporation's redeployment of excess cash at the Federal Reserve to investment securities, partially offset by lower PPP-related fees in 2022 compared to 2021.

▪The cost of interest-bearing liabilities increased 10 basis points from 0.52% for the twelve months ended December 31, 2021 to 0.62% for the twelve months ended December 31, 2022, primarily as a result of the Corporation’s targeted interest-bearing deposit rate increases.

•Total revenue was $59.8 million for the three months ended December 31, 2022, representing an increase of $8.9 million, or 17.4%, compared to the three months ended December 31, 2021, primarily due to the following:

◦Net interest income of $50.8 million for the three months ended December 31, 2022 increased $8.8 million, or 20.9%, from the three months ended December 31, 2021, primarily as a result of loan growth and the net benefit of higher interest rates on both variable-rate loans and new loan production. Included in net interest income were PPP-related fees, which totaled approximately $19 thousand for the three months ended December 31, 2022, compared to $1.9 million for the three months ended December 31, 2021.

◦Net interest margin was 4.07% and 3.38% for the three months ended December 31, 2022 and 2021, respectively. Net interest margin on a fully tax-equivalent basis, a non-GAAP measure, was 4.03% and 3.41% for the three months ended December 31, 2022 and 2021, respectively.1

▪The yield on earning assets of 4.95% for the three months ended December 31, 2022 increased 120 basis points from 3.75% for the three months ended December 31, 2021, primarily as a result of loan growth and the Corporation redeploying excess cash at the Federal Reserve to investment securities. Net interest income also reflected the net benefit of higher interest rates, partially offset by lower PPP-related fees in 2022 compared to 2021.

▪The cost of interest-bearing liabilities increased 77 basis points from 0.43% for the three months ended December 31, 2021 to 1.20% for the three months ended December 31, 2022, primarily as a result of the Corporation’s targeted interest-bearing deposit rate increases and short-term borrowings through the FHLB.

•Total non-interest income was $34.8 million for the twelve months ended December 31, 2022, representing an increase of $1.3 million, or 4.0%, from the same period in 2021. Included in non-interest income for the twelve months ended December 31, 2022 and 2021 was $651 thousand and $783 thousand, respectively, in net realized gains on available-for-sale securities. Non-interest income excluding realized gains on available-for-sale securities, a non-GAAP measure, for the twelve months ended December 31, 2022, increased $1.5 million, or 4.5%, from the same period in 2021.1 During the twelve months ended December 31, 2022, Wealth and Asset Management fees increased $432 thousand, or 6.4%, compared to the twelve months ended December 31, 2021, as the Corporation benefited from an increased number of wealth management relationships. Other notable increases during the twelve months ended December 31, 2022 included increased income from service charges on deposits, other service charges and fees, pass-through income from small business investment companies ("SBICs") and bank owned life insurance mostly due to an $883 thousand gain resulting from death benefit proceeds. These were partially offset by unrealized losses on equity securities and decreased mortgage banking activity.

•Total non-interest income was $9.0 million for the three months ended December 31, 2022, representing an increase of $83 thousand, or 0.9%, from the same period in 2021. The increase was primarily the result of income from service charges and fees and pass-through income from SBICs, partially offset by decreased mortgage banking activity.

Non-Interest Expense

•For the twelve months ended December 31, 2022, total non-interest expense was $137.6 million, reflecting an increase of $21.2 million, or 18.2%, from the twelve months ended December 31, 2021, primarily as a result of (i) expansion of the Corporation's workforce in its growth regions of Cleveland, Southwest Virginia, and Rochester, (ii) increased investments in technology aimed at enhancing both customer experience and expanding service delivery channels, and (iii) the Corporation’s sales management and increased legal and professional expenses.

•For the three months ended December 31, 2022, total non-interest expense was $37.0 million, reflecting an increase of $4.6 million, or 14.0%, from the three months ended December 31, 2021, primarily as a result of the same expense drivers as discussed above.

Income Taxes

•Income tax expense was $15.0 million, representing a 19.2% effective tax rate, and $13.1 million, representing a 18.5% effective tax rate, for the twelve months ended December 31, 2022 and 2021, respectively.

Asset Quality

•Total nonperforming assets were $23.5 million, or 0.43% of total assets, as of December 31, 2022, compared to $20.3 million, or 0.38% of total assets, as of December 31, 2021.

•The allowance for credit losses measured as a percentage of total loans was 1.02% as of December 31, 2022, compared to 1.03% as of December 31, 2021. In addition, the allowance for credit losses as a percentage of nonaccrual loans was 207.0% as of December 31, 2022, compared to 193.6% as of December 31, 2021.

•Provision for credit losses was $8.6 million and $3.0 million for the twelve and three months ended December 31, 2022, respectively, compared to $6.0 million and $814 thousand for the twelve and three months ended December 31, 2021, respectively. Included in the provision for credit losses for the twelve and three months ended December 31, 2022 was $603 thousand expense and a $38 thousand benefit, respectively, related to the allowance for unfunded commitments compared to no accrual towards the allowance for unfunded commitments for the twelve and three months ended December 31, 2021.

•For the twelve months ended December 31, 2022, net loan charge-offs were $2.1 million, or 0.05% of average total loans including loans held for sale, compared to $2.8 million, or 0.08%, during the twelve months ended December 31, 2021.

•For the three months ended December 31, 2022, net loan charge-offs were $821 thousand, or 0.08% (annualized) of average total loans including loans held for sale, compared to $456 thousand, or 0.05% (annualized), during the three months ended December 31, 2021.

Capital

•As of December 31, 2022, the Corporation’s total shareholders’ equity was $530.8 million, representing an increase of $87.9 million, or 19.9%, from December 31, 2021, primarily due to the $94.1 million increase in additional paid in capital as a result of the Corporation's common stock offering and the increase from the Corporation's earnings, partially offset by both common and preferred dividends paid during the year, and a significant increase in accumulated other comprehensive loss during the year resulting primarily from the temporary unrealized reduction in the value of the available-for-sale investment portfolio during the twelve months ended December 31, 2022.

•Regulatory capital ratios for the Corporation continue to exceed regulatory “well-capitalized” levels as of December 31, 2022.

•As of December 31, 2022, the Corporation’s ratio of common shareholders' equity to total assets was 8.64% compared to 7.23% at December 31, 2021. As of December 31, 2022, the Corporation’s ratio of tangible common equity to tangible assets, a non-GAAP measure, was 7.90% compared to 6.45% at December 31, 2021. This increase was the result of the above-noted impacts of the Corporation's common stock offering and an increase in retained earnings, partially offset by an increase in accumulated other comprehensive loss during the twelve months ended December 31, 2022.1

About CNB Financial Corporation

CNB Financial Corporation is a financial holding company with consolidated assets of approximately $5.5 billion. CNB Financial Corporation conducts business primarily through its principal subsidiary, CNB Bank. CNB Bank is a full-service bank engaging in a full range of banking activities and services, including trust and wealth management services, for individual, business, governmental, and institutional customers. CNB Bank operations include a private banking division, three loan production offices, one drive-up office, one mobile office and 47 full-service offices in Pennsylvania, Ohio, New York and Virginia. CNB Bank’s divisions include ERIEBANK, based in Erie, Pennsylvania, with offices in Northwest Pennsylvania and Northeast Ohio; FCBank, based in Worthington, Ohio, with offices in Central Ohio; BankOnBuffalo, based in Buffalo, New York, with offices in Western New York; Ridge View Bank, with loan production offices in the Southwest Virginia region; and Impressia Bank which will operate in CNB Bank’s primary market areas. CNB Bank is headquartered in Clearfield, Pennsylvania, with offices in Central and North Central Pennsylvania. Additional information about CNB Financial Corporation may be found at www.CNBBank.bank.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to CNB’s financial condition, liquidity, results of operations, future performance and business. These forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. Forward-looking statements include statements with respect to beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond CNB’s control). Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” CNB’s actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Such known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, include, but are not limited to, (i) adverse changes or conditions in capital and financial markets; (ii) changes in interest rates; (iii) the duration and scope of a pandemic, including the ongoing COVID-19 pandemic, and the local, national and global impact of a pandemic;; (iv) changes in general business, industry or economic conditions or competition; (v) changes in any applicable law, rule, regulation, policy, guideline or practice governing or affecting financial holding companies and their subsidiaries or with respect to tax or accounting principles or otherwise; (vi) higher than expected costs or other difficulties related to integration of combined or merged businesses; (vii) the effects of business combinations and other acquisition transactions, including the inability to realize our loan and investment portfolios; (viii) changes in the quality or composition of our loan and investment portfolios; (ix) adequacy of loan loss reserves; (x) increased competition; (xi) loss of certain key officers; (xii) deposit attrition; (xiii) rapidly changing technology; (xiv) unanticipated regulatory or judicial proceedings and liabilities and other costs; (xv) changes in the cost of funds, demand for loan products or demand for financial services; and (xvi) other economic, competitive, governmental or technological factors affecting our operations, markets, products, services and prices. Such developments could have an adverse impact on CNB's financial position and results of operations. For more information about factors that could cause actual results to differ from those discussed in the forward-looking statements, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of and the forward-looking statement disclaimers in CNB’s annual and quarterly reports filed with the Securities and Exchange Commission.

The forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this press release. CNB undertakes no obligation to publicly update or revise any forward-looking statements included in this press release or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur and you should not put undue reliance on any forward-looking statements.

Financial Tables

The following tables supplement the financial highlights described previously for CNB. All dollars are stated in thousands, except share and per share data.

	(unaudited)
	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
				(unaudited)
	2022	2021	% change	2022	2021	% change
Income Statement
Interest and fees on loans	$57,781	$40,923	41.2%	$194,149	$157,799	23.0%
Processing fees on PPP loans	19	1,920	(99.0)%	1,889	8,737	(78.4)%
Interest and dividends on securities and cash and cash equivalents	4,645	3,486	33.2%	17,700	13,064	35.5%
Interest expense	(11,612)	(4,270)	171.9%	(24,079)	(19,820)	21.5%
Net interest income	50,833	42,059	20.9%	189,659	159,780	18.7%
Provision for credit losses	2,950	814	262.4%	8,589	6,003	43.1%
Net interest income after provision for credit losses	47,883	41,245	16.1%	181,070	153,777	17.7%

Non-interest income
Service charges on deposit accounts	1,806	1,806	0.0%	7,206	6,195	16.3%
Other service charges and fees	943	731	29.0%	3,196	2,436	31.2%
Wealth and asset management fees	1,716	1,719	(0.2)%	7,172	6,740	6.4%
Net realized gains on available-for-sale securities	0	783	NM	651	783	(16.9)%
Net realized and unrealized gains (losses) on equity securities	284	313	(9.3)%	(1,149)	790	(245.4)%
Mortgage banking	172	532	(67.7)%	1,237	3,147	(60.7)%
Bank owned life insurance	655	636	3.0%	3,433	2,638	30.1%
Card processing and interchange income	2,021	1,925	5.0%	7,797	7,796	0.0%
Other non-interest income	1,410	479	194.4%	5,223	2,909	79.5%
Total non-interest income	9,007	8,924	0.9%	34,766	33,434	4.0%
Non-interest expenses
Salaries and benefits	18,800	17,733	6.0%	71,460	61,175	16.8%
Net occupancy expense of premises	3,358	3,227	4.1%	13,298	12,381	7.4%
Technology expense	5,093	3,271	55.7%	17,041	11,723	45.4%
Advertising expense	1,021	763	33.8%	2,887	2,081	38.7%
State and local taxes	957	961	(0.4)%	4,078	4,057	0.5%
Legal, professional, and examination fees	1,141	732	55.9%	4,173	3,517	18.7%
FDIC insurance premiums	654	689	(5.1)%	2,796	2,509	11.4%
Card processing and interchange expenses	1,315	1,020	28.9%	4,801	3,836	25.2%
Other non-interest expense	4,682	4,069	15.1%	17,088	15,154	12.8%
Total non-interest expenses	37,021	32,465	14.0%	137,622	116,433	18.2%

Income before income taxes	19,869	17,704	12.2%	78,214	70,778	10.5%
Income tax expense	3,989	3,075	29.7%	15,026	13,071	15.0%
Net income	15,880	14,629	8.6%	63,188	57,707	9.5%
Preferred stock dividends	1,076	1,076	0.0%	4,302	4,302	0.0%
Net income available to common shareholders	$14,804	$13,553	9.2%	$58,886	$53,405	10.3%

Average diluted common shares outstanding	21,092,770	16,823,060		18,019,604	16,820,054

Diluted earnings per common share	$0.70	$0.80	(12.5)%	$3.26	$3.16	3.2%
Cash dividends per common share	$0.175	$0.175	0.0%	$0.700	$0.685	2.2%
Dividend payout ratio	25%	22%		21%	22%

	(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
			(unaudited)
	2022	2021	2022	2021
Average Balances
Total loans and loans held for sale	$4,123,857	$3,560,753	$3,897,722	$3,465,919
Investment securities	787,259	735,926	813,172	675,124
Total earning assets	4,959,490	4,931,292	4,954,547	4,768,040
Total assets	5,311,790	5,240,449	5,284,213	5,058,900
Noninterest-bearing deposits	874,131	787,865	847,793	724,839
Interest-bearing deposits	3,714,040	3,835,434	3,796,642	3,733,327
Shareholders' equity	505,992	440,808	455,748	431,062
Tangible common shareholders' equity (non-GAAP) (1)	404,079	338,798	353,800	329,012

Average Yields (annualized)
Total loans and loans held for sale	5.58%	4.80%	5.06%	4.83%
Investment securities	1.90%	1.77%	1.85%	1.83%
Total earning assets	4.95%	3.75%	4.30%	3.79%
Interest-bearing deposits	1.09%	0.34%	0.52%	0.40%
Interest-bearing liabilities	1.20%	0.43%	0.62%	0.52%

Performance Ratios (annualized)
Return on average assets	1.19%	1.11%	1.20%	1.14%
Return on average equity	12.45%	13.17%	13.86%	13.39%
Return on average tangible common equity (non-GAAP) (1)	14.54%	15.87%	16.64%	16.23%
Net interest margin, fully tax equivalent basis (non-GAAP) (1)	4.03%	3.41%	3.82%	3.38%
Efficiency Ratio, fully tax equivalent basis (non-GAAP) (1)	61.40%	63.19%	60.87%	59.76%

Net Loan Charge-Offs
CNB Bank net loan charge-offs	$437	$142	$694	$1,763
Holiday Financial net loan charge-offs	384	314	1,444	992
Total Corporation net loan charge-offs	$821	$456	$2,138	$2,755

Annualized net loan charge-offs / average total loans and loans held for sale	0.08%	0.05%	0.05%	0.08%

	(unaudited)		% change
	December 31,	December 31,	versus
	2022	2021	12/31/21
Ending Balance Sheet
PPP loans, net of deferred processing fees	$159	$45,203	(99.6)%
Syndicated loans	156,649	125,761	24.6%
Loans	4,118,370	3,463,828	18.9%
Total Loans	4,275,178	3,634,792	17.6%
Loans held for sale	231	849	(72.8)%
Investment securities - available for sale & equities	381,024	707,557	(46.1)%
Investment securities - held to maturity	404,765	0	NM
FHLB and other restricted stock holdings	9,034	2,966	204.6%
Other earning assets	47,401	689,758	(93.1)%
Total earning assets	5,117,633	5,035,922	1.6%
Allowance for credit losses	(43,436)	(37,588)	15.6%
Goodwill	43,749	43,749	0.0%
Core deposit intangible	364	460	(20.9)%
Other assets	356,869	286,396	24.6%
Total assets	$5,475,179	$5,328,939	2.7%

Noninterest-bearing demand deposits	$898,437	$792,086	13.4%
Interest-bearing demand deposits	1,007,202	1,079,336	(6.7)%
Savings	2,270,337	2,457,745	(7.6)%
Certificates of deposit	446,461	386,452	15.5%
Total deposits	4,622,437	4,715,619	(2.0)%
Short-term borrowings	132,396	0	NA
Subordinated debentures	20,620	20,620	0.0%
Subordinated notes, net of issuance costs	83,964	83,661	0.4%
Other liabilities	85,000	66,192	28.4%
Total liabilities	4,944,417	4,886,092	1.2%
Common stock	0	0	NM
Preferred stock	57,785	57,785	0.0%
Additional paid in capital	221,553	127,351	74.0%
Retained earnings	306,911	260,582	17.8%
Treasury stock	(2,967)	(2,477)	19.8%
Accumulated other comprehensive loss	(52,520)	(394)	13,229.9%
Total shareholders' equity	530,762	442,847	19.9%

Total liabilities and shareholders' equity	$5,475,179	$5,328,939	2.7%

Ending shares outstanding	21,121,346	16,855,062	25.3%

Book value per common share	$22.39	$22.85	(2.0)%
Tangible book value per common share (1)	$20.30	$20.22	0.4%

Capital Ratios
Tangible common equity / tangible assets (non-GAAP) (1)	7.90%	6.45%
Tier 1 leverage ratio (3)	10.80%	8.22%
Common equity tier 1 ratio (3)	11.42%	9.65%
Tier 1 risk-based ratio (3)	13.24%	11.79%
Total risk-based ratio (3)	16.08%	14.92%

	(unaudited)
	December 31,	December 31,
	2022	2021
Asset Quality
Nonaccrual loans(2)	$20,986	$19,420
Loans 90+ days past due and accruing	1,121	168
Total nonperforming loans	22,107	19,588
Other real estate owned	1,439	707
Total nonperforming assets	$23,546	$20,295

Loans modified in a troubled debt restructuring ("TDR"):
Performing TDR loans	$6,006	$9,006
Nonperforming TDR loans (2)	6,377	7,600
Total TDR loans	$12,383	$16,606

Nonperforming assets / Total loans + OREO	0.55%	0.56%
Nonperforming assets / Total assets	0.43%	0.38%
Ratio of allowance for credit losses on loans to nonaccrual loans	206.98%	193.55%
Allowance for credit losses / Total loans	1.02%	1.03%
Allowance for credit losses / Total loans, net of PPP-related loans (non-GAAP) (1)	1.02%	1.05%

Financial Tables Notes:
(1) Management uses non-GAAP financial information in its analysis of the Corporation’s performance. Management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Corporation’s management believes that investors may use these non-GAAP measures to analyze the Corporation’s financial performance without the impact of unusual items or events that may obscure trends in the Corporation’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. Limitations associated with non-GAAP financial measures include the risks that persons might disagree as to the appropriateness of items included in these measures and that different companies might calculate these measures differently. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

(2) Nonperforming TDR loans are also included in the balance of nonaccrual loans in the previous table.
(3) Capital ratios as of December 31, 2022 are estimated pending final regulatory filings.

Average Balances, Interest Rates and Yields

The following tables present average balances of certain measures of our financial condition and net interest margin for the three months ended December 31, 2022 and 2021, respectively.

	Average Balances, Income and Interest Rates on a Taxable Equivalent Basis
	For the Three Months Ended,
	December 31, 2022 (unaudited)			December 31, 2021 (unaudited)
	Average Balance	Annual Rate	Interest Inc./Exp.	Average Balance	Annual Rate	Interest Inc./Exp.
ASSETS:
Securities:
Taxable (1) (4)	$744,979	1.86%	$3,786	$689,148	1.70%	$2,945
Tax-exempt (1) (2) (4)	32,884	2.74%	250	38,719	3.14%	296
Equity securities (1) (2)	9,396	2.24%	53	8,059	1.92%	39
Total securities (4)	787,259	1.90%	4,089	735,926	1.77%	3,280
Loans receivable:
Commercial (2) (3)	1,489,416	5.76%	21,641	1,305,759	4.94%	16,260
Mortgage and loans held for sale (2) (3)	2,515,400	5.22%	33,112	2,147,866	4.45%	24,096
Consumer (3)	119,041	10.93%	3,280	107,128	10.17%	2,746
Total loans receivable (3)	4,123,857	5.58%	58,033	3,560,753	4.80%	43,102
Other earning assets	48,374	4.96%	605	634,613	0.17%	270
Total earning assets	4,959,490	4.95%	$62,727	4,931,292	3.75%	$46,652
Noninterest-bearing assets:
Cash and due from banks	54,791			54,257
Premises and equipment	96,804			82,347
Other assets	242,585			210,157
Allowance for credit losses	(41,880)			(37,604)
Total non interest-bearing assets	352,300			309,157
TOTAL ASSETS	$5,311,790			$5,240,449
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Demand—interest-bearing	$1,002,822	0.25%	$643	$1,031,385	0.17%	$441
Savings	2,293,534	1.33%	7,681	2,384,345	0.19%	1,127
Time	417,684	1.81%	1,908	419,704	1.62%	1,709
Total interest-bearing deposits	3,714,040	1.09%	10,232	3,835,434	0.34%	3,277
Short-term borrowings	34,865	4.25%	369	0	0.00%	0
Finance lease liabilities	394	5.03%	5	476	4.17%	5
Subordinated notes and debentures	104,546	3.82%	1,006	112,586	3.48%	988
Total interest-bearing liabilities	3,853,845	1.20%	$11,612	3,948,496	0.43%	$4,270
Demand—noninterest-bearing	874,131			787,865
Other liabilities	77,822			63,280
Total liabilities	4,805,798			4,799,641
Shareholders’ equity	505,992			440,808
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,311,790			$5,240,449
Interest income/Earning assets		4.95%	$62,727		3.75%	$46,652
Interest expense/Interest-bearing liabilities		1.20%	11,612		0.43%	4,270
Net interest spread		3.75%	$51,115		3.32%	$42,382
Interest income/Earning assets		4.95%	62,727		3.75%	46,652
Interest expense/Earning assets		0.92%	11,612		0.34%	4,270
Net interest margin (fully tax-equivalent)		4.03%	$51,115		3.41%	$42,382

(1) Includes unamortized discounts and premiums.
(2) Average yields are stated on a fully taxable equivalent basis (calculated using statutory rates of 21%) resulting from tax-free municipal securities in the investment portfolio and tax-free municipal loans in the commercial loan portfolio. The taxable equivalent adjustment to net interest income for the three months ended December 31, 2022 and 2021 was $282 thousand and $323 thousand, respectively.
(3) Average loans receivable outstanding includes the average balance outstanding of all nonaccrual loans. Loans receivable consist of the average of total loans receivable less average unearned income. In addition, loans receivable interest income consists of loans receivable fees, including PPP deferred processing fees.
(4) Average balance is computed using the fair value of AFS securities and amortized cost of HTM securities. Average yield has been computed using amortized cost average balance for AFS and HTM securities. The adjustment to the average balance for securities in the calculation of average yield for the three months ended December 31, 2022 and 2021 was $(66.8) million and $1.3 million, respectively.

The following tables present average balances of certain measures of our financial condition and net interest margin for the twelve months ended December 31, 2022 and 2021, respectively.

	Average Balances, Income and Interest Rates on a Taxable Equivalent Basis
	For the Twelve Months Ended,
	December 31, 2022 (unaudited)			December 31, 2021
	Average Balance	Annual Rate	Interest Inc./Exp.	Average Balance	Annual Rate	Interest Inc./Exp.
ASSETS:
Securities:
Taxable (1) (4)	$768,959	1.80%	$14,560	$624,330	1.70%	$10,500
Tax-exempt (1) (2) (4)	35,965	2.87%	1,080	42,658	3.43%	1,403
Equity securities (1) (2)	8,248	2.13%	176	8,136	3.58%	291
Total securities (4)	813,172	1.85%	15,816	675,124	1.83%	12,194
Loans receivable:
Commercial (2) (3)	1,429,634	5.08%	72,684	1,284,750	4.95%	63,642
Mortgage and loans held for sale (2) (3)	2,355,662	4.78%	112,583	2,080,000	4.51%	93,738
Consumer (3)	112,426	10.48%	11,778	101,169	9.98%	10,098
Total loans receivable (3)	3,897,722	5.06%	197,045	3,465,919	4.83%	167,478
Other earning assets	243,653	1.16%	2,112	626,997	0.14%	881
Total earning assets	4,954,547	4.30%	$214,973	4,768,040	3.79%	$180,553
Noninterest-bearing assets:
Cash and due from banks	51,670			48,673
Premises and equipment	89,940			79,807
Other assets	227,991			199,107
Allowance for credit losses	(39,935)			(36,727)
Total noninterest-bearing assets	329,666			290,860
TOTAL ASSETS	$5,284,213			$5,058,900
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Demand—interest-bearing	$1,061,452	0.20%	$2,131	$978,279	0.18%	$1,783
Savings	2,383,918	0.54%	12,772	2,309,560	0.22%	5,164
Time	351,272	1.40%	4,930	445,488	1.82%	8,115
Total interest-bearing deposits	3,796,642	0.52%	19,833	3,733,327	0.40%	15,062
Short-term borrowings	8,793	4.20%	369	0	0.00%	0
Finance lease liabilities	426	4.69%	20	507	4.54%	23
Subordinated notes and debentures	104,432	3.69%	3,857	108,963	4.35%	4,735
Total interest-bearing liabilities	3,910,293	0.62%	$24,079	3,842,797	0.52%	$19,820
Demand—noninterest-bearing	847,793			724,839
Other liabilities	70,379			60,202
Total liabilities	4,828,465			4,627,838
Shareholders’ equity	455,748			431,062
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,284,213			$5,058,900
Interest income/Earning assets		4.30%	$214,973		3.79%	$180,553
Interest expense/Interest-bearing liabilities		0.62%	24,079		0.52%	19,820
Net interest spread		3.68%	$190,894		3.27%	$160,733
Interest income/Earning assets		4.30%	214,973		3.79%	180,553
Interest expense/Earning assets		0.48%	24,079		0.41%	19,820
Net interest margin (fully tax-equivalent)		3.82%	$190,894		3.38%	$160,733

(1) Includes unamortized discounts and premiums.
(2) Average yields are stated on a fully taxable equivalent basis (calculated using statutory rates of 21%) resulting from tax-free municipal securities in the investment portfolio and tax-free municipal loans in the commercial loan portfolio. The taxable equivalent adjustment to net interest income for the twelve months ended December 31, 2022 and 2021 was $1.2 million and $953 thousand, respectively.
(3) Average loans receivable outstanding includes the average balance outstanding of all nonaccrual loans. Loans receivable consist of the average of total loans receivable less average unearned income. In addition, loans receivable interest income consists of loans receivable fees, including PPP deferred processing fees.
(4) Average balance is computed using the fair value of AFS securities and amortized cost of HTM securities. Average yield has been computed using amortized cost average balance for AFS and HTM securities. The adjustment to the average balance for securities in the calculation of average yield for the twelve months ended December 31, 2022 and 2021 was $(40.3) million and $9.9 million, respectively.

Non-GAAP Financial Measures

The following tables reconcile the non-GAAP financial measures to their most directly comparable measures under GAAP.

	(unaudited)
	December 31,	December 31,
	2022	2021
Calculation of tangible book value per common share and tangible common equity / tangible assets (non-GAAP):
Shareholders' equity	$530,762	$442,847
Less: preferred equity	57,785	57,785
Common shareholders' equity	472,977	385,062
Less: goodwill	43,749	43,749
Less: core deposit intangible	364	460
Tangible common equity (non-GAAP)	$428,864	$340,853

Total assets	$5,475,179	$5,328,939
Less: goodwill	43,749	43,749
Less: core deposit intangible	364	460
Tangible assets (non-GAAP)	$5,431,066	$5,284,730

Ending shares outstanding	21,121,346	16,855,062

Book value per common share (GAAP)	$22.39	$22.85
Tangible book value per common share (non-GAAP)	$20.30	$20.22

Common shareholders' equity / Total assets (GAAP)	8.64%	7.23%
Tangible common equity / Tangible assets (non-GAAP)	7.90%	6.45%

	(unaudited)
	December 31,	December 31,
	2022	2021
Calculation of allowance for credit losses / total loans, net of PPP-related loans (non-GAAP):
Total allowance for credit losses	$43,436	$37,588

Total loans	$4,275,178	$3,634,792
Less: PPP-related loans	159	45,203
Adjusted total loans, net of PPP-related loans (non-GAAP)	$4,275,019	$3,589,589

Allowance for credit losses / total loans (GAAP)	1.02%	1.03%
Adjusted allowance for credit losses / total loans, net of PPP-related loans (non-GAAP)	1.02%	1.05%

	(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
			(unaudited)
	2022	2021	2022	2021
Calculation of net interest margin:
Interest income	$62,445	$46,329	$213,738	$179,600
Interest expense	11,612	4,270	24,079	19,820
Net interest income	$50,833	$42,059	$189,659	$159,780

Average total earning assets	$4,959,490	$4,931,292	$4,954,547	$4,768,040

Net interest margin (GAAP) (annualized)	4.07%	3.38%	3.83%	3.35%

Calculation of net interest margin (fully tax equivalent basis) (non-GAAP):
Interest income	$62,445	$46,329	$213,738	$179,600
Tax equivalent adjustment (non-GAAP)	282	323	1,235	953
Adjusted interest income (fully tax equivalent basis) (non-GAAP)	62,727	46,652	214,973	180,553
Interest expense	11,612	4,270	24,079	19,820
Net interest income (fully tax equivalent basis) (non-GAAP)	$51,115	$42,382	$190,894	$160,733

Average total earning assets	$4,959,490	$4,931,292	$4,954,547	$4,768,040
Less: average mark to market adjustment on investments (non-GAAP)	(66,781)	1,297	(40,271)	9,879
Adjusted average total earning assets, net of mark to market (non-GAAP)	$5,026,271	$4,929,995	$4,994,818	$4,758,161

Net interest margin, fully tax equivalent basis (non-GAAP) (annualized)	4.03%	3.41%	3.82%	3.38%

	(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
			(unaudited)
	2022	2021	2022	2021
Calculation of PPNR (non-GAAP): (1)
Net interest income	$50,833	$42,059	$189,659	$159,780
Add: Non-interest income	9,007	8,924	34,766	33,434
Less: Non-interest expense	37,021	32,465	137,622	116,433
PPNR (non-GAAP)	$22,819	$18,518	$86,803	$76,781

(1) Management believes that this is an important metric as it illustrates the underlying performance of the Corporation, it enables investors and others to assess the Corporation's ability to generate capital to cover credit losses through the credit cycle and provides consistent reporting with a key metric used by bank regulatory agencies.

	(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
			(unaudited)
	2022	2021	2022	2021
Calculation of efficiency ratio:
Non-interest expense	$37,021	$32,465	$137,622	$116,433

Non-interest income	$9,007	$8,924	$34,766	$33,434
Net interest income	50,833	42,059	189,659	159,780
Total revenue	$59,840	$50,983	$224,425	$193,214
Efficiency ratio	61.87%	63.68%	61.32%	60.26%

Calculation of efficiency ratio (fully tax equivalent basis) (non-GAAP):
Non-interest expense	$37,021	$32,465	$137,622	$116,433
Less: core deposit intangible amortization	23	25	96	107
Adjusted non-interest expense (non-GAAP)	$36,998	$32,440	$137,526	$116,326

Non-interest income	$9,007	$8,924	$34,766	$33,434

Net interest income	$50,833	$42,059	$189,659	$159,780
Less: tax exempt investment and loan income, net of TEFRA (non-GAAP)	1,244	1,263	5,011	4,973
Add: tax exempt investment and loan income (fully tax equivalent basis) (non-GAAP)	1,658	1,620	6,509	6,416
Adjusted net interest income (fully tax equivalent basis) (non-GAAP)	51,247	42,416	191,157	161,223
Adjusted net revenue (fully tax equivalent basis) (non-GAAP)	$60,254	$51,340	$225,923	$194,657

Efficiency ratio (fully tax equivalent basis) (non-GAAP)	61.40%	63.19%	60.87%	59.76%

	(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
			(unaudited)
	2022	2021	2022	2021
Calculation of return on average tangible common equity (non-GAAP):
Net income	$15,880	$14,629	$63,188	$57,707
Less: preferred stock dividends	1,076	1,076	4,302	4,302
Net income available to common shareholders	$14,804	$13,553	$58,886	$53,405

Average shareholders' equity	$505,992	$440,808	$455,748	$431,062
Less: average goodwill & intangibles	44,128	44,225	44,163	44,265
Less: average preferred equity	57,785	57,785	57,785	57,785
Tangible common shareholders' equity (non-GAAP)	$404,079	$338,798	$353,800	$329,012

Return on average equity (GAAP) (annualized)	12.45%	13.17%	13.86%	13.39%
Return on average common equity (GAAP) (annualized)	11.61%	12.20%	12.92%	12.39%
Return on average tangible common equity (non-GAAP) (annualized)	14.54%	15.87%	16.64%	16.23%

	(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
			(unaudited)
	2022	2021	2022	2021
Calculation of non-interest income excluding net realized gains on available-for-sale securities (non-GAAP):
Non-interest income	$9,007	$8,924	$34,766	$33,434
Less: net realized gains on available-for-sale securities	0	783	651	783
Adjusted non-interest income (non-GAAP)	$9,007	$8,141	$34,115	$32,651